Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA 30339
1-888-502-BLUE
www.BlueLinxCo.com
BlueLinx Contacts:
Jim Storey
Vice President, Investor Relations
BlueLinx Holdings Inc.
(770)612-7169
FOR IMMEDIATE RELEASE
BLUELINX APPOINTS LYNN WENTWORTH CFO AND TREASURER
– Former BellSouth Executive Brings Record of Financial Achievement –
ATLANTA – January 15, 2007 – BlueLinx Holdings Inc. (NYSE: BXC), a leading distributor of building products in North America, today announced that Lynn A. Wentworth will join the company as Senior Vice President, Chief Financial Officer and Treasurer effective January 22, 2007. Ms. Wentworth succeeds Steve G. Skinner, who has served as interim CFO since David J. Morris left the company effective Dec. 31, 2006. She will be responsible for all of the company’s financial functions.
Ms. Wentworth, 48, previously served as Vice President and Chief Financial Officer for BellSouth Corporation’s Communications Group. Since joining BellSouth in 1985, she progressed through a variety of positions of increasing responsibility, including tax, strategic planning, investor relations, financial planning and treasury. Her experience also includes financial and operational leadership positions in BellSouth Cellular, BellSouth Long Distance, and Georgia Consumer Operations. Prior to joining BellSouth, she held various tax and audit positions in public accounting.
“We are delighted that Lynn has chosen to join BlueLinx,” said Stephen E. Macadam, Chief Executive Officer. “She comes to us from a well managed and very successful public company that is highly regarded for developing strong financial talent. Lynn has a record of success in leading several complex financial assignments at BellSouth during a period of significant evolution in both technology and the competitive landscape. Lynn’s proven leadership abilities, combined with her financial, operational and public company experience, will be an asset to our management team as we continue to pursue our growth strategy.”
As Vice President and Chief Financial Officer of BellSouth’s Communications Group, Ms. Wentworth was one of 35 Board-elected officers of BellSouth Corp. She led a team of more than 300 finance professionals and was responsible for financial planning and analysis of this business segment, which produced 2005 revenue of $18.5 billion and capital spending of $3.2 billion. Prior to this, she served as Vice President and Treasurer of BellSouth Corp., another Board-elected position, where she led the financing of BellSouth’s $14 billion share of Cingular’s acquisition of AT&T Wireless. She also chaired BellSouth’s Trust Asset Management Committee, with investment oversight of $26 billion in retirement and healthcare assets. Before this, Ms. Wentworth was promoted to a newly created position of Accounts Receivables Management, in which she centralized credit policy and collections operations across BellSouth’s five business units. Her other roles at the company

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January 15, 2007
included: Vice President, Sales Support for the consumer services division of BellSouth Telecommunications; Vice President and General Manager of the Georgia consumer operations for BellSouth Telecommunications; Managing Director, Investor Relations; Chief Financial Officer of BellSouth Long Distance; Corporate Controller of BellSouth Cellular Corporation; Senior Director of Investor Relations; and various director positions in strategic planning and tax. Prior to BellSouth, Ms. Wentworth worked in tax and audit positions with Arthur Anderson LLP and Coopers & Lybrand LLP.
Ms. Wentworth earned a Bachelor of Science in Business Administration degree from Babson College in Wellesley, Mass., a Master of Science in Taxation degree from Bentley College in Waltham, Mass., and a Master of Business Administration degree from Georgia State University. She is a certified public accountant and a member of the American Institute of Certified Public Accountants (AICPA) and the Georgia Society of Certified Public Accountants.
Ms. Wentworth is active in her community, serving on the board for The Community Foundation of Greater Atlanta, is a member of Emory University’s Board of Visitors and was BellSouth’s executive sponsor for the March of Dimes WalkAmerica campaign. She previously served on the Governor’s Task Force on Receivables Management under the Commission for a New Georgia. She is a graduate of Georgia 100, a mentoring program for outstanding women in business and served as a mentor in BellSouth’s formal mentoring programs.
About BlueLinx Holdings Inc.
Headquartered in Atlanta, Georgia, BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building products in North America. Employing more than 3,400 people, BlueLinx offers 10,000 products from over 750 suppliers to service approximately 12,000 customers nationwide, including dealers, industrial manufacturers, manufactured housing producers and home improvement retailers. The company operates its distribution business from sales centers in Atlanta and Denver, and its network of more than 70 warehouses. BlueLinx, which is on the Fortune 500 list of the nation’s largest companies, is traded on the New York Stock Exchange under symbol BXC. Additional information about BlueLinx can be found on its Web site at www.BlueLinxCo.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by BlueLinx to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. These risks and uncertainties may include, among other things: changes in the supply and/or demand for products that we distribute; the activities of competitors; changes in significant operating expenses; changes in the availability of capital; the ability to identify acquisition opportunities and effectively and cost-efficiently integrate acquisitions; general economic and business conditions in the United States; adverse weather patterns or conditions; acts of war or terrorist activities; variations in the performance of the financial markets; and other factors described in the “Risk Factors” section in the company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in its periodic reports filed with the Securities and Exchange Commission from time to time. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. BlueLinx undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
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